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As filed with the Securities and Exchange Commission on May 13, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARTHROCARE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	94-3180312 (I.R.S. Employer Identification Number)

7500 Rialto Blvd., Building Two, Suite 100
Austin, TX 78735
(512) 391-3900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David Fitzgerald
President and Chief Executive Officer
ArthroCare Corporation
7500 Rialto Blvd., Building Two, Suite 100
Austin, TX 78735
(512) 391-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Michael W. Hall Joel H. Trotter Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20004-1304 (202) 637-2200	Todd Newton Senior Vice President and Chief Financial Officer ArthroCare Corporation 7500 Rialto Blvd., Building Two, Suite 100 Austin, TX 78735 (512) 391-3900

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, underlying Series A 3.00% Convertible Preferred Stock, par value $0.001 per share	5,805,921	$28.46	$165,236,512	$11,781

(1)
The price is estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee and is $28.46, the average of the high and low prices of ArthroCare Corporation's common stock as reported by NASDAQ on May 7, 2010.

(2)
Determined pursuant to Rule 457(o).

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in states where the offer or sale is not permitted.

Subject to Completion. Dated May 13, 2010.

5,805,921 Shares

Common Stock
par value $0.001 per share

        This prospectus relates to the offer and sale from time to time by certain of the selling stockholders identified in this prospectus, and any of their pledges, donees, transferees or other successors in interest, of up to an aggregate of 5,805,921 shares of ArthroCare Corporation ("ArthroCare" or the "Company") Common Stock, par value $0.001 per share (the "Common Stock") underlying the Company's Series A 3.00% Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). The underlying shares of Common Stock are issuable upon conversion of the Series A Preferred Stock. We are registering the offer and sale of the Common Stock covered by this prospectus to satisfy registration rights we have granted to the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our Common Stock.

        The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus and any accompanying prospectus supplements. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

        Our Common Stock is traded on the NASDAQ Global Market ("NASDAQ") under the symbol "ARTC". On May 12, 2010, the last reported sale price of our Common Stock was $29.50 per share.

        See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of the Common Stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2010.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider in making your investment decision. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise specified or the context otherwise requires, references in this prospectus to "we," "our," us," "ArthroCare" and "Company" refer to ArthroCare Corporation and its consolidated subsidiaries.

 ArthroCare Corporation

Our Company

        We are a medical device company that develops, manufactures and markets surgical products, many of which are based on the Company's minimally invasive patented Coblation® technology. Our business is divided into three business units: Sports Medicine, Ear Nose and Throat, or ENT, and Spine. Each of the Sports Medicine, ENT and Spine business units market and sell their products in two principal geographic markets: Americas (North and South America) and International (all other geographic locations).

        Many of our key products are based on our patented Coblation technology, which uses bipolar radiofrequency energy to generate a precisely focused plasma field to remove and shape soft tissues such as cartilage and tendons. This use of bipolar energy is the primary factor that distinguishes our Coblation technology from traditional monopolar and bipolar radiofrequency surgical tools. Monopolar devices drive electrical energy into the treatment site and require electrical energy to travel through the patient's body and exit via a grounding pad usually placed underneath the patient. Conversely, traditional bipolar devices include both an active electrode and a return at the tip of the device so a separate grounding pad is not required. To effect treatment by a bipolar device, electrical energy is applied at the surgical site, where it is concentrated at the targeted tissue and exits via the return electrode. These traditional monopolar and bipolar electrosurgical or laser surgery tools use the heat from the electrical current to burn away targeted tissue, often causing thermal damage to tissue surrounding the targeted surgical area.

        Our bipolar Coblation devices also include both an active and return electrode at the tip but, in contrast to other bipolar devices, apply electrical energy in a conductive medium at the surgical site. The electrical energy along with electrically conductive fluid, which is found in normal saline solutions, form a highly ionized vapor layer, or plasma field, around the active electrode of the Coblation device. This plasma field enables our Coblation-based products to operate at lower temperatures than traditional devices, minimizing tissue necrosis and damage when compared to traditional bipolar or monopolar instruments.

        The use of Coblation allows surgeons to operate with a high level of precision and accuracy to minimize collateral tissue damage. Our Coblation-based systems consist of a controller unit with accessories and an assortment of sterile, single-use disposable devices that are engineered to address specific types of procedures. A single multi-purpose surgical system using Coblation technology can replace the multiple surgical tools traditionally used in soft-tissue surgery procedures.

        We have applied Coblation technology to soft-tissue surgery throughout the body, primarily in the areas of arthroscopic sports medicine, ENT and spine applications. We also are exploring the use of Coblation technology in other markets.

Corporate Information

        The Company was incorporated on April 23, 1993 in California and reincorporated in Delaware in 1995. Our principal executive offices are located at 7500 Rialto Blvd., Building Two, Suite 100, Austin, Texas 78735. Our telephone number is (512) 391-3900. Our website address is www.arthrocare.com. The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

        "ArthroCare Corporation," "ArthroCare," and other brand names, trademarks, trade names and service marks of ArthroCare Corporation appearing in this prospectus are the property of ArthroCare Corporation. Unless otherwise noted, all other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.

 THE OFFERING

Common Stock outstanding prior to this offering, excluding the shares underlying the Series A 3.00% Convertible Preferred Stock	26,956,266 shares
Common Stock offered by the selling stockholders	5,805,921 shares
Common Stock to be outstanding after this offering (see below)	26,956,266 shares
Use of proceeds

We will not receive any proceeds upon the sale of the Common Stock covered by this prospectus and any accompanying prospectus supplements, but we will incur expenses in connection with the filing of the registration statement of which this prospectus forms a part.

NASDAQ Global Market symbol	ARTC
Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

        On September 1, 2009, the Company issued and sold to an affiliate of One Equity Partners ("OEP") 75,000 shares of the Company's Series A Preferred Stock (the "Equity Financing") pursuant to the Securities Purchase Agreement dated August 14, 2009 by and between the Company and OEP AC Holdings, LLC (the "Securities Purchase Agreement"). The issuance and sale of the Series A Preferred Stock was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to section 4(2) of the Securities Act. The purchase price for the Series A Preferred Stock was $1,000 per share, for an aggregate purchase price of $75,000,000. Each share of Series A Preferred Stock is convertible into shares of Common Stock at any time, in whole or in part, upon the option of the holders of the Series A Preferred Stock at a rate of 66.667 shares of the Company's Common Stock per $1,000 of Liquidation Preference (as defined below) of the Series A Preferred Stock, subject to customary anti-dilution adjustments (the "Conversion Rate") and restrictions set forth in the Securities Purchase Agreement, representing an initial conversion price of $15.00 per share of Common Stock. The Company may cause an automatic conversion of the Series A Preferred Stock into Common Stock any time after September 1, 2010 upon the fulfillment of certain specified conditions.

        The number of shares of our Common Stock to be outstanding after the date of this prospectus is based on 26,956,266 shares outstanding as of May 5, 2010. This number excludes:

  •
  5,805,821 shares of our Common Stock issuable upon the conversion of each outstanding share of our Series A Preferred Stock plus each additional share of Series A Preferred Stock that would have otherwise been paid to the holders of such Series A Preferred Stock if the holders of the Series A Preferred Stock held the shares for five years multiplied by the Conversion Rate (the "Make Whole Adjustment");

  •
  2,809,353 shares of our Common Stock issuable upon the exercise of our stock options under our non-statutory option plan and our 2003 Incentive Stock Plan as of May 5, 2010;

  •
  1,074,025 shares of Common Stock reserved as of May 5, 2010 for future grants under our 2003 Incentive Stock Plan. See "Compensation Discussion and Analysis" for further discussion of this plan; and

  •
  up to 325,222 shares of Common Stock reserved as of May 5, 2010 for future issuance upon settlement of restricted stock units.

        We are registering the offer and sale of the Common Stock covered by this prospectus and underlying the Series A Preferred Stock to satisfy the registration rights we have granted to the selling stockholders identified in this prospectus. Registration of the Common Stock does not necessarily mean that all or any portion of such securities will be offered for sale by the selling stockholders.

        We have agreed to bear the expenses of registering the Common Stock under federal and state securities laws, but we will not receive any proceeds from the sale of any Common Stock offered under this prospectus.

Plan of Distribution

        The selling stockholders may sell the Common Stock through agents or dealers, directly to one or more individuals, institutional or other purchasers or through any combination of these methods of sale. The distribution of the Common Stock may be effected in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. See "Plan of Distribution."

SUMMARY FINANCIAL DATA

        You should read the summary historical financial data together with the consolidated financial statements and related notes appearing elsewhere in this prospectus, as well as "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" from our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 15, 2010, or the 2009 Form 10-K, and from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 5, 2010, or the March 31, 2010 Form 10-Q, which are incorporated herein by reference and other financial information included elsewhere in this prospectus.

        The following tables summarize our consolidated financial data for the periods presented. We derived the summary historical consolidated financial data as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, from our 2009 Form 10-K and the consolidated financial data as of March 31, 2010 and, and for the quarters ended March 31, 2010 and 2009 from our March 31, 2010 Form 10-Q. The historical results are not necessarily indicative of the results expected for any future period. The data is presented in thousands except per share data.

	Quarter Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008	2007
Consolidated Statement of Operations Data:
Revenues:
Product sales	$86,617	$75,568	$315,763	$303,452	$268,495
Royalties, fees and other	3,994	3,222	15,845	14,285	11,221

Total revenues	90,611	78,790	331,608	317,737	279,716
Cost of product sales	26,933	21,796	93,195	94,960	86,381

Gross profit	63,678	56,994	238,413	222,777	193,335

Operating expenses:
Research and development	9,150	8,362	36,045	33,041	28,118
Sales and marketing	27,820	29,666	118,602	128,872	104,584
General and administrative	8,982	11,948	46,096	50,439	24,117
Amortization of intangible assets	1,567	1,586	6,317	6,487	7,120
Impairment of goodwill	—	—	—	18,945	—
Investigation and restatement-related costs	1,043	8,724	31,686	17,021	—
Reimbursement services	21	168	353	1,966	34,083

Total operating expenses	48,583	60,454	239,099	256,771	198,022

Income (loss) from operations	15,095	(3,460)	(686)	(33,994)	(4,687)

Interest and other income (expense), net	(3,061)	(1,338)	(2,212)	(8,886)	2,206

Income (loss) before income taxes	12,034	(4,798)	(2,898)	(42,880)	(2,481)
Income tax provision (benefit)	3,207	1,709	2,879	(7,855)	(2,972)

Net income (loss)	8,827	(6,507)	(5,777)	(35,025)	491

Accrued dividend, beneficial conversion feature and accretion charges on Series A 3% Convertible Preferred Stock	(802)	—	(28,045)	—	—

Net income (loss) available to common stockholders	8,025	(6,507)	$(33,822)	$(35,025)	$491

Weighted-average shares outstanding:
Basic	26,922	26,746	26,803	26,610	27,452
Diluted	27,221	26,746	26,803	26,610	28,870
Earnings (loss) per share available to common stockholders:
Basic	$0.25	$0.24	$(1.26)	$(1.32)	$0.02

Diluted	$0.24	$0.24	$(1.26)	$(1.32)	$0.02

		December 31,
	March 31, 2010
		2009	2008
Consolidated Balance Sheet Data:
Cash and cash equivalents, restricted cash equivalents and investments	$65,252	$57,386	$37,980
Working Capital	121,575	106,267	43,406
Total assets	387,585	391,128	389,485
Total long-term liabilities	5,116	5,147	10,058
Series A 3% Redeemable Convertible Preferred Stock	71,306	70,504	—
Total stockholders' equity	262,127	250,395	246,491

RISK FACTORS

        Investing in our Common Stock involves a high degree of risk. You should consider carefully the following risks and uncertainties described below and the other information contained in this prospectus, including our consolidated financial statements and the related notes, before you decide whether to purchase our Common Stock. If any of these risks, or any other risk not currently known to us or that we currently deem immaterial, should actually occur, our business, financial condition, and results of operations could be materially adversely affected. As a result, the market price of our Common Stock could decline, and you may lose part or all of your investment.

Risks to the Business

Material weaknesses and other control deficiencies relating to our internal control over financial reporting could result in errors in our reported results and could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.

        Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting can also be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements will not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process, and it is possible to design into the process safeguards to reduce, though not eliminate, the risk.

        Management's assessment of our internal control over financial reporting as of December 31, 2009 concluded that our internal control over financial reporting was not effective and that material weaknesses existed. Until these material weaknesses and other control deficiencies are remediated, they could lead to errors in our reported financial results and could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.

        As described in "Part I—Item 4—Controls and Procedures" in our March 31, 2010 Form 10-Q, we are currently in the process of remediating our identified material weaknesses. Management's continuing evaluation and work to enhance our internal control over financial reporting will require the dedication of additional resources and management time and expense. If we fail to establish and maintain adequate internal control over financial reporting, including any failure to implement remediation measures and enhancements for internal controls, or if we experience difficulties in their implementation, our business, financial condition and operating results could be harmed.

        Any material weakness or unsuccessful remediation could affect investor confidence in the accuracy and completeness of our financial statements. As a result, our ability to obtain any additional financing, or additional financing on favorable terms, could be materially and adversely affected, which in turn could materially and adversely affect our business, our strategic alternatives, our financial condition and the market value of our securities. In addition, perceptions of us among customers, lenders, investors, securities analysts and others could also be adversely affected. Current material weaknesses or any weaknesses or deficiencies identified in the future could also hurt confidence in our business and the accuracy and completeness of our financial statements, and adversely affect our ability to do business with these groups.

        We can give no assurances that the measures we have taken to date, or any future measures we may take, will remediate the material weaknesses identified or that any additional material weaknesses will not arise in the future due to our failure to implement and maintain adequate internal control over financial reporting. In addition, even if we are successful in strengthening our controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or ensure the fair and accurate presentation of our financial statements included in our periodic reports filed with the Securities and Exchange Commission (the "SEC").

A failure to remain current in our filings may have material impacts on our business and liquidity.

        If we are not able to remain current in our filings with the SEC, we will face several adverse consequences and restrictions. We will not be able to have a registration statement under the Securities Act, covering a public offering of securities, declared effective by the SEC, or make offerings pursuant to existing registration statements; we will not be able to make an offering to any purchasers not qualifying as "accredited investors" under certain "private placement" rules of the SEC under Regulation D; we will not be eligible to use a "short form" registration statement on Form S-3 for a period of at least 12 months after the time we become current in our periodic and current reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); we will not be able to deliver the requisite annual report and proxy statement to our stockholders to hold our annual stockholders meeting; our employees cannot be granted stock options, nor will they be able to exercise stock options registered on Form S-8, because Form S-8 would not be available to us; and our Common Stock may be delisted from the NASDAQ Stock Market. These restrictions may impair our ability to raise funds in the public markets, should we desire to do so, and to attract and retain employees.

The Review (as defined below) and resulting restatement, SEC and U.S. Department of Justice ("DOJ") investigations and other investigations, legal and administrative proceedings have increased our costs and could result in fines, injunctions, orders, and penalties which could materially adversely affect our business, financial condition, results of operations, and liquidity.

        As previously reported, during 2009 and 2008, we experienced substantial delays in filing our periodic reports as a result of issues identified during a review of certain accounting and financial reporting matters as well as certain insurance billing and healthcare compliance practices conducted under the direction of our Audit Committee (the "Review"), which began in July 2008. The Review was completed in August 2009 and the results were reported to the Audit Committee and to the Board of Directors. In July 2008, we also commenced a separate comprehensive review of our accounting policies and procedures, financial reporting, internal controls and corporate governance. We completed this comprehensive review in November 2009, and as a result of our comprehensive review and the Review we made extensive organizational and operational changes, and improved our internal controls. As a result of errors and possible irregularities identified by the Review and management's review and analysis of certain accounting matters we restated our financial statements for: the years ended December 31, 2007, 2006, 2005, and 2004; the quarter ended March 31, 2008 and each of the quarters for the years ended December 31, 2007 and 2006, in our Annual Report on Form 10-K for the year ended December 31, 2008, or the 2008 Form 10-K.

        We are involved in ongoing material legal proceedings and the actions currently pending result primarily from matters relating to our restatement and the Review. See "Note 7—Litigation and Contingencies" in the notes to the condensed consolidated financial statements in our March 31, 2010 Form 10-Q. These proceedings and other legal actions may harm our business or liquidity in the future.

        We have incurred substantial costs and expenses for legal and accounting services due to the Review and SEC and DOJ investigations relating to the same or similar facts and circumstances that led to the Review. These matters will likely continue to divert our management's time and attention and cause us to continue to incur substantial costs and expenses. Such investigations can also lead to fines or injunctions or orders with respect to future activities. We could incur substantial additional costs to defend and resolve litigation, investigations or proceedings arising out of or related to these matters. In addition, we could be exposed to enforcement or other actions with respect to these matters by the SEC's Division of Enforcement, the DOJ or other federal or state agencies. At this point, we are unable to predict the duration, scope or result of these investigations or whether any of these agencies will commence any legal action. Any such investigations may result in us being subject to criminal and civil penalties and other remedial measures, which could have an adverse impact on our business, results of operations, financial condition and liquidity.

        In connection with our pending legal proceedings, including any further litigation that is pursued or other relief sought by persons asserting claims for damages allegedly resulting from or based on the restatement or related events, we will incur defense costs that may exceed our insurance coverage. We may also incur costs if the insurers of our directors and our liability insurers deny coverage for the costs and expenses related to any litigation.

        Many of our pending legal proceedings are in the early stages and we cannot predict their outcomes. However, irrespective of the outcomes, we may incur substantial costs, including defense and indemnity costs, and these matters may divert the attention of our technical and management personnel, which could materially harm our business. Moreover, if we do not prevail in any such actions, we could be required to pay substantial damages or settlement costs. Adverse outcomes or other developments during the course of litigation or other proceedings may harm our business, financial condition, results of operations or liquidity as well as investors' perception of our business, any of which could harm our stock price.

Our failure to comply with extensive government regulations could subject us to penalties and materially adversely affect our business, results of operations and financial condition.

        Our medical device products and operations are subject to extensive regulation by the Food and Drug Administration, or FDA, and various other federal, state and foreign governmental authorities. Government regulations and foreign requirements specific to medical devices are wide ranging and govern, among other things: design, development and manufacturing; testing, labeling and storage; clinical trials; product safety; marketing, sales and distribution; pre-market clearance and approval; record keeping procedures; advertising and promotions; recalls and field corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; and product import and export.

        The FDA and other governmental authorities have broad enforcement powers, and our failure to comply with these regulatory requirements could result in governmental agencies or a court taking action, including any of the following, which would adversely affect our business: issuing public warning letters to us; imposing fines and penalties on us; obtaining an injunction preventing us from manufacturing or selling our products; bringing civil or criminal charges against us; delaying the introduction of our products into the market; delaying pending requests for clearance or approval of new uses or modifications to our existing products; recalling, detaining or seizing our products; or withdrawing or denying approvals or clearances for our products.

If we fail to comply with complex and rapidly evolving laws and regulations, we could suffer civil and criminal penalties and be required to pay substantial damages and make significant changes to our products and operations.

        During the past several years, the U.S. health care industry has been subject to increased governmental regulation at both the federal and state levels. We are subject to numerous federal and state regulations. As part of our internal compliance program, we review our sales and marketing materials, contracts and programs with counsel, and require employees and marketing representatives to participate in regular training. We also have adopted and train our personnel on the code of conduct for Interactions with Health Care Professionals promulgated by the Advanced Medical Technology Association, or AdvaMed, a leading trade association representing medical device manufacturers. Most recently, we amended our Code of Business Conduct and Ethics (the "Code of Ethics") in August 2009. Originally adopted in 2004 to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, the Code of Ethics was amended to qualify as well as a "code of conduct" under the current Federal Sentencing Guidelines and "Compliance Program Guidance for Pharmaceutical Manufacturers" 68 FR 23731 (May 5, 2003) applicable to medical device companies as published by the Office of Inspector General for the Department of Health and Human Services. The Code of Ethics applies to all of our directors, officers, employees and agents. It also serves as an essential element of our Corporate Compliance Program, as announced in August 2009. However, we can give no assurances that our compliance program will ensure that the Company is in compliance with existing or future applicable laws and regulations. If our compliance program fails to meet its objectives, or if we otherwise fail to comply with existing or future applicable laws and regulations, we could suffer civil or criminal penalties. We devote significant operational and managerial resources to comply with these laws and regulations. Different interpretations and enforcement policies of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make significant changes to our products and operations. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or assure you that we will be able to obtain or maintain the regulatory approvals required to operate our business.

Our accounting policies and methods require management to make judgments and estimates about matters that are inherently uncertain, which may result in our actual results differing significantly from those generated by our judgments and estimates.

        Our accounting policies and methods require management to exercise judgment in applying many of these accounting policies and methods so that these policies and methods comply with generally accepted accounting principles in the U.S., or GAAP, and reflect management's judgment of the most appropriate manner to report our financial condition and results of operations. See Note 3, "Summary of Significant Accounting Policies" in the notes to the consolidated financial statements in our 2009 Form 10-K for a description of our significant accounting policies.

        The accounting policies we have identified as critical to the presentation of our financial condition and results of operations are described in "Part II—Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates" in our 2009 Form 10-K. We believe these policies are critical because they require management to make particularly subjective or complex judgments about matters that are inherently uncertain at the end of a period and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. Due to the complexity of these critical accounting policies, our accounting methods relating to these policies involve substantial use of estimates. Estimates are inherently imperfect predictors of actual results because they are based on assumptions, including assumptions about future events. Our estimates may not include assumptions that reflect very positive or very negative market conditions and, accordingly, our actual results could differ significantly from those generated by our estimates. As a result, the estimates that we use to prepare our financial statements, as well as our estimates of our future results of operations, may be significantly inaccurate.

We may be the subject of federal and state government civil and criminal enforcement efforts against health care companies, which could result in civil and/or criminal penalties which could have a material negative impact on our operations and financial condition.

        In addition to uncertainties surrounding coverage policies, both federal and state government agencies have heightened civil and criminal enforcement efforts against health care companies, as well as their executives and managers. These efforts generally relate to a wide variety of matters, including referral and billing practices, and implicate a variety of state and federal laws, including state insurance fraud provisions, common law fraud theories, as well as both state and federal fraud-and-abuse, anti-kickback, and false claims statutes. Although we no longer directly bill any payor, some of our prior activities could become the subject of additional governmental investigations or inquiries. If we do not comply with the laws and regulations relevant to our business, we could be subject to civil and/or criminal penalties which could have a material negative impact on our operations and financial condition.

We are, and may in the future be, subject to intellectual property claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

        The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage.

        We cannot assure you that we will not become subject to additional patent infringement claims or other litigation, including interference proceedings declared by the U.S. Patent and Trademark Office, or USPTO, to determine the priority of inventions. The defense and prosecution of intellectual property lawsuits generally, USPTO reexamination and interference proceedings and related legal and administrative proceedings, are costly and time-consuming. If other parties violate our proprietary rights, further litigation may be necessary to enforce our patents, to protect trade secrets or know-how we own or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or reexamination or interference proceedings will be costly and cause significant diversion of effort by our technical and management personnel.

        An adverse determination in existing litigation, additional litigation or reexamination or interference proceedings to which we may become a party could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using certain technology. Furthermore, we cannot assure you that we could obtain necessary licenses on satisfactory terms, if at all. Adverse determinations in judicial or administrative proceedings or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition, results of operations, and future growth prospects.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, business, financial condition, results of operations and future growth prospects.

        Our ability to compete effectively depends in part on developing and maintaining the proprietary aspects of our Coblation technology and our acquired technologies. We believe that our issued patents are directed at the core technology used in our soft-tissue surgery systems, including both multi-electrode and single electrode configurations of our disposable devices, as well as the use of Coblation technology in specific surgical procedures. In addition, we believe that our issued patents are directed at many of the core features of our acquired technologies from Opus, Parallax, Atlantech and ATI. Our earliest Coblation patents begin to expire in 2012. The majority of our royalty income is associated with licenses that include core Coblation patent rights which extend through the end of 2014.

        There is no assurance that the patents we have obtained, or any patents we may obtain as a result of our pending U.S. or international patent applications, will provide any competitive advantages for our products. We also cannot assure investors that those patents will not be successfully challenged, invalidated or circumvented prior to their expiration. In addition, we cannot provide assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, have not already applied for or obtained, or will not seek to apply for and obtain, patents that will prevent, limit or interfere with our ability to make, use and sell our products either in the U.S. or in international markets. In Sports Medicine, many of our competitors have licensed our technology for limited fields of use. Patent applications are maintained in secrecy for a period after filing. We may not be aware of all of the patents and patent applications potentially adverse to our interests.

        A number of medical device and other companies, universities and research institutions have filed patent applications or have issued patents relating to monopolar and/or bipolar electrosurgical methods and apparatus. We have received, and we may receive in the future, notifications of potential conflicts of existing patents, pending patent applications and challenges to the validity of existing patents. In addition, we have become aware of, and may become aware of in the future, patent applications and issued patents that relate to our products and/or the surgical applications and issued patents and, in some cases, have obtained internal and/or external opinions of counsel regarding the relevance of certain issued patents to our products. We do not believe that our products currently infringe any valid and enforceable claims of the issued patents that we have reviewed. However, if third-party patents or patent applications contain claims infringed by our technology and such claims are ultimately determined to be valid, we may not be able to obtain licenses to those patents at a reasonable cost, if at all, or be able to develop or obtain alternative technology. Our inability to do either would have a material adverse effect on our business, financial condition, results of operations and future growth prospects. We cannot assure investors that we will not have to defend ourselves in court against allegations of infringement of third-party patents, or that such defense would be successful.

        In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. We require our key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. These agreements generally provide that all confidential information, developed or made known to the individual during the course of the individual's relationship with us, is to be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. We cannot assure investors that employees will not breach such agreements, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known to or be independently developed by competitors.

We will require a significant amount of cash to fund our working capital needs and planned expenditures. Our ability to generate cash depends on many factors beyond our control.

        In September 2009, we terminated our revolving five-year Credit Agreement (the "Credit Agreement"), which we entered into with a syndicate of banks (collectively, the "Lenders") on January 13, 2006 and that was in default at the time of the termination. In the absence of a credit facility as a possible source of liquidity, our ability to meet our working capital needs and to fund capital expenditures will depend on our ability to generate cash from operations and effectively manage our cash balances. This is subject to general economic, financial, competitive and other factors that may be beyond our control. We are unable to predict the outcome of ongoing litigation and investigations to which we are a party and these matters could have a material adverse effect on our liquidity and cash flows. See "Note 7—Litigation and Contingencies" in the notes to the condensed consolidated financial statements in our March 31, 2010 Form 10-Q for further discussion on legal proceedings. We expect that our cash flows from operations together with cash on hand will be sufficient to satisfy our short-term and, excluding the uncertainty related to the ongoing litigation and investigations to which we are a party, long-term normal operating liquidity requirements; however, we cannot assure you that our business will generate sufficient cash flow from operations in an amount sufficient to enable us to fund our other liquidity needs.

        As a result, from time to time, we may be required to seek financing from alternative sources. In light of the current capital and credit market disruption and volatility, we cannot assure you that such alternative funding will be available to us on terms and conditions acceptable to us, or at all.

        In addition, we maintain deposit accounts with numerous financial institutions around the world in amounts that exceed applicable governmental deposit insurance levels. As a result of the same considerations that led to the termination of our Credit Agreement, we were required to transition our cash management services in the U.S. to another financial institution, which may result in significant business disruption if not effectively transitioned. While we actively monitor our deposit relationships, the unanticipated failure of a financial institution in which we maintain deposits could cause us to suffer losses that could materially harm our results of operations and financial condition.

We may not be able to keep pace with technological change or successfully develop new products with wide market acceptance, which could cause us to lose business to competitors.

        We compete in a market characterized by rapidly changing technology. We may not be able to keep pace with technology or to develop viable new products. Our future financial performance will depend in part on our ability to develop and manufacture new products in a cost-effective manner, to introduce these products to the market on a timely basis, and to achieve market acceptance of these products. Factors that may result in delays of new product introductions or cancellation of our plans to manufacture and market new products include capital constraints, research and development delays, and delays in acquiring regulatory approvals. Our new products and new product introductions may fail to achieve expected levels of market acceptance. Factors impacting the level of market acceptance include our ability to successfully implement new technologies, the timeliness of our product introductions, our product pricing strategies, our available financial and technological resources for product promotion and development, our ability to show clinical benefit from our products, and the availability of reimbursement for our products as discussed in the risk factor titled "Changes in coverage and reimbursement for procedures using our products could affect use of our devices and our future revenue" below.

The markets for our products are intensely competitive, which may result in our competitors developing technologies and products that are more effective than ours or that make our technologies and products obsolete. Many of our competitors have significantly greater resources and market power than we do.

        The markets for our current products in our core businesses are intensely competitive. These markets include arthroscopy, spinal surgery and ENT surgery. We cannot assure you that other companies will not succeed in developing technologies and products that are more effective than ours, or that would render our technologies or products obsolete or noncompetitive in these markets.

        Our primary competitors across all of our operating units consist of Medtronic, Inc., Smith & Nephew, Stryker Corporation, Johnson & Johnson, Cardinal Health/Allegiance, Olympus (also known as Gyrus), Arthrex, Inc. and Cook Medical. These competitors tend to be large, well-financed companies with diverse product lines who may have significantly greater financial, manufacturing, marketing, distribution and technical resources than we do. Some of these companies offer broad product lines that they may offer as a single package and frequently offer significant price discounts as a competitive tactic. Furthermore, some of our competitors utilize purchasing contracts that link discounts on the purchase of one product to purchases of other products in their broad product lines.

Many of the hospitals in the U.S. have purchasing contracts with our competitors. Accordingly, customers may be dissuaded from purchasing our products instead of our competitors' products to the extent the purchase would cause them to lose discounts on our competitors' products. In addition, we are aware of several small companies offering alternative treatments for back pain and other ailments or indications that may indirectly compete with our products.

        If we were to be unable to continue to compete for any of the above reasons, it could have a material adverse effect on our business, financial condition, results of operations and future growth prospects.

Modifications to our currently FDA-cleared products may require new regulatory clearance or approvals or require us to recall or cease marketing our current products until clearances or approvals are obtained.

        After a device receives 510(k) premarket notification clearance from the FDA, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, packaging, and certain manufacturing processes may require a new 510(k) clearance or Premarket Approval, or PMA. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) clearance or PMA in the first instance, but the FDA may review any manufacturer's decision and may retroactively require the manufacturer to submit a premarket notification requesting 510(k) clearance or an application for PMA. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or approval is obtained. FDA guidance documents define when to submit premarket notifications for new or modified devices. These guidance documents also define modifications for which a new 510(k) is not required. We have modified some of our marketed devices and have determined that in certain instances new 510(k) clearances or PMAs are not required. No assurance can be given that the FDA would agree with any of our decisions not to seek 510(k) clearance or PMA. If the FDA requires us to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance or PMA, our business, financial condition, results of operations and future growth prospects could be materially adversely affected.

Failure to obtain FDA clearance or approval for our products could materially adversely affect our business, results of operations, financial condition, and future growth prospects.

        In the U.S., before we can market a new medical device, or a new use of, or claim for, or significant modification to, an existing product, we must first receive either premarket clearance under Section 510(k) of the U.S. Federal Food, Drug, and Cosmetic Act, or FDCA, or approval of a PMA submission from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that a proposed device is "substantially equivalent" to a device legally on the market, known as a "predicate" device, with respect to intended use, technology, safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on data obtained in clinical trials. Both of these processes can be expensive and lengthy and entail significant user fees, unless an applicant is exempt. The FDA's 510(k) clearance process usually takes from three to twelve months, but it can last longer. The process of obtaining PMA is much more costly and uncertain than the 510(k) clearance process. It generally takes from one to three years, or even longer, from the time the PMA application is submitted to the FDA until an approval is obtained. There is no assurance that we will be able to obtain FDA clearance or approval for any of our new products on a timely basis, or at all. Failure to obtain FDA clearance or approval for our new products could materially adversely affect our business, results of operations, financial condition and future growth prospects.

We may be subject to fines, penalties or injunctions if we are determined to be promoting the use of our products for unapproved or "off-label" uses, which would adversely affect our financial condition.

        Our promotional materials and training methods must comply with the FDA and other applicable laws and regulations, including the prohibition of the promotion of a medical device for a use that has not been cleared or approved by FDA. Use of a device outside its cleared or approved indications is known as "off-label" use. Physicians may use our products off-label, as the FDA does not restrict or regulate a physician's choice of treatment within the practice of medicine. However, if the FDA determines that our promotional materials or training constitutes promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products would be impaired. Although our policy is to refrain from statements that could be considered off-label promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, the off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management's attention and result in substantial damage awards against us.

Our products may in the future be subject to product recalls that could harm our reputation, business operations and financial results, and if our products cause or contribute to a death or serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or FDA enforcement actions.

        The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture or in the event that a product poses an unacceptable risk to health. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. Any of these sanctions could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers' demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

        Further, under the FDA medical device reporting regulations, or MDR, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Any adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

If we or our third-party suppliers fail to comply with FDA's Quality System Regulations, our manufacturing operations could be interrupted and our sales and our ability to generate profits could suffer.

        We and certain of our third-party suppliers are required to comply with the FDA's Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products. We and our suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if we market our products in these jurisdictions. The FDA enforces the QSR through periodic and unannounced inspections of manufacturing facilities. If our facilities or those of our suppliers fail to take satisfactory corrective action in response to an adverse QSR inspection, the FDA could take enforcement action, including any of the following sanctions: untitled letters; warning letters, fines, injunctions, consent decrees and civil penalties; customer notifications or repair, replacement, refunds, recall, detention or seizure of our products; operating restrictions or partial suspension or total shutdown of production; refusing or delaying our requests for 510(k) clearance or PMA of new products or modified products; withdrawing 510(k) clearances or PMAs that have already been granted; refusal to grant export approval for our products; or criminal prosecution.

        Any of these sanctions could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers' demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

Failure to market our products that use Coblation technology could adversely affect our financial condition, results of operations and future growth prospects.

        We commercially introduced our Coblation technology product lines in December 1995. Our Coblation technology product lines accounted for more than two-thirds of our product sales in 2009 and we are highly dependent on these sales. We cannot assure you that we will be able to continue to manufacture arthroscopy products based on our Coblation technology in commercial quantities at acceptable costs, or that we will be able to continue to market such products successfully.

        To achieve increasing disposable device sales over time, we believe we must continue to penetrate the market in other orthopedic procedures, expand physicians' education with respect to Coblation technology, and continue working on new product development efforts.

        Moreover, our ability to market our products depends on clinical reports and recommendations by influential surgeons supporting our Coblation technology in certain key procedures. We believe that surgeons will not use our products unless they determine, based on experience, clinical data and other factors, that our products are an attractive alternative to conventional means of tissue ablation. We believe that if recommendations and endorsements by influential surgeons cease or long-term data do not support our current claims of efficacy, our business, financial condition, results of operations and future growth prospects could be materially adversely affected.

Changes in coverage and reimbursement for procedures using our products could affect use of our devices and our future revenue.

        The demand for our products is highly dependent on the policies of third-party payors such as Medicare, Medicaid, private insurance and managed care organizations that reimburse our customers when they use our products. Failure by physicians, hospitals and other users of our products to obtain sufficient coverage and reimbursement from healthcare payors for procedures in which our products are used, or adverse changes in environmental and private third-party payors' policies toward coverage and reimbursement for such procedures would have a material adverse effect on our business, financial condition, results of operations and future growth prospects.

        In the U.S., third-party payors continue to implement initiatives that restrict the use of certain technologies to those that meet certain clinical evidentiary requirements. We are aware of several third-party payors in the U.S., including governmental payors such as Medicare and Medicaid and private health insurance companies, who consider Coblation technology used in certain procedures to treat certain clinical conditions to be experimental or investigational. These payors have developed policies that deny coverage and therefore make no reimbursement for such procedures using our devices. Procedures using our devices that are not covered by some payors include such procedures as plasma disc decompression, or Coblation nucleoplasty, as well as Coblation or radiofrequency volumetric tissue reduction for (1) removing soft tissue during arthroscopic surgery (2) hypertrophied nasal turbinates for the treatment of chronic nasal obstruction or obstructive sleep apnea and (3) soft palate and tongue for the treatment of obstructive sleep apnea. However, some payors in the U.S. provide coverage and reimbursement for Coblation tonsillectomy for certain clinical indications and percutaneous vertebroplasty for patients that meet specified criteria. In addition, some payors are moving toward a managed care system and control their health care costs by limiting authorizations for surgical procedures, including elective procedures using our devices. Failure to obtain favorable payor policies could have a material adverse effect on our business and operations.

        In addition to uncertainties surrounding coverage policies, third-party payors from time to time update reimbursement amounts and also revise the methodologies used to determine reimbursement amounts. This includes annual updates to payments to ambulatory surgical centers and physicians for procedures using our products. Because reimbursement for our products generally is included as part of the payments for procedures, these updates directly impact the amounts recognized for the costs of our products. An example of payment updates is the Medicare program updates to physician payments, which is done on an annual basis using a prescribed formula that results in lowered payments for physician services. In the past, Congress has passed legislation to prevent certain reductions in Medicare payments to physicians. Unless Congress does so for 2010, the prescribed formula would result in a 21.5 percent reduction in aggregate Medicare payments to physicians. Legislative proposals have been introduced to revise the statutory formula and prevent the rate reduction. We are unable to predict, however, whether the legislation would be passed or what future changes will be made to compute Medicare payments or reimbursement amounts used by other third-party health care payors.

        Further, in light of Congress's recent passing of extensive federal healthcare reforms, there have been several new legislative initiatives that could have a negative impact on the demand for our products and our business. It is unclear at this time how the federal healthcare reform legislation will influence policies on coverage and reimbursement. We cannot predict whether the recently enacted federal legislation or any future legislation in this area will have any impact on our revenues, profit margins, profitability, operating cash flows and results of operations.

        If we obtain the necessary international regulatory approvals, market acceptance of our products in international markets would be dependent, in part, upon the availability of coverage and reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country and include both government-sponsored health care and private insurance. We intend to seek international reimbursement approvals, although we cannot assure investors that any such approvals will be obtained in a timely manner, if at all. We are also unable to predict at this time the impact on our business of any future changes, if any, that are made to coverage and reimbursement policies by government action in key international markets.

Product liability claims could adversely impact our financial condition and impair our reputation.

        Our business exposes us to potential product liability risks which are inherent in the design, manufacture and marketing of medical devices. In addition, many of our products are designed to be implanted in the human body for long periods of time. Component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information with respect to these or other products we manufacture or sell could result in an unsafe condition or injury to a patient. The occurrence of such a problem could result in product liability claims or a recall of one or more of our products, which could ultimately result in the removal from the body of such products and claims regarding associated costs and damages, which could materially adversely impact our business, financial condition, results of operations, our ability to attract and retain customers for our products, and future growth prospects.

        We cannot assure you that our current product liability insurance coverage limits are adequate to protect us from any liabilities we might incur in connection with the development, manufacture and sale of our products. In addition, we may require increased product liability coverage as products are successfully commercialized in additional applications. Product liability insurance is expensive and in the future may not be available to us on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations, our ability to attract and retain customers for our products, and future growth prospects.

We are dependent on key suppliers, and supply disruptions could materially adversely affect our business, financial condition, results of operations and future growth prospects.

        Some of the key components of our products are purchased from single vendors. If the supply of materials from a single source supplier were interrupted, replacement or alternative sources might not be readily obtainable due to the regulatory and other requirements applicable to our manufacturing operations or the availability of certain product drawings and/or specifications. A new or supplemental filing with applicable regulatory authorities may require us to obtain clearance prior to our marketing a product containing new material. This clearance process may take a substantial period of time and we cannot assure investors that we would be able to obtain the necessary regulatory approval for a new material to be used in our products on a timely basis, if at all. This could create supply disruptions that would materially adversely affect our business, financial condition, results of operations and future growth prospects.

        In addition, we primarily use a subcontractor located in Costa Rica to sterilize our disposable devices. We have the ability to use alternative sterilization service providers for most of our products. If our Costa Rica sterilization service were to be disrupted for any reason, we would be required to use alternative sources with longer processing and logistics cycles, which could lead to a disruption in our ability to supply products for a period of time.

        We are dependent on warehouses in the U.S. and Belgium owned and operated by DHL Worldwide Express, Inc. If our ability to use these warehouses is disrupted, we may be unable to supply products to our customers on a timely basis, which could materially adversely affect our business.

        The complex nature of the underlying support technologies utilized to exchange critical product information with third party transportation and logistics providers, such as "Electronic Data Interchange," has, at times, caused disruptions in our ability to deliver products to customers on a timely basis. Failure of these supporting systems could impair our business for the duration of the failure.

Our business is susceptible to risks associated with international operations.

        International operations are generally subject to a number of risks, including: protectionist laws, business practices, licenses, tariffs and other trade barriers that favor local competition; multiple, conflicting and changing governmental laws and regulations, such as tax laws regulating intercompany transactions; difficulties in managing foreign operations, including staffing, seasonality of operations, dependence on local vendors, and collecting accounts receivable; loss of proprietary information due to piracy, misappropriation or weaker laws regarding intellectual property protection; foreign currency exchange rate fluctuations; and political and economic instability.

        We derived 24.9 percent and 25.5 percent of our total product sales for the quarter ended March 31, 2010 and 2009, respectively, and 26.8 percent, 26.0 percent and 24.2 percent of our total product sales for the years ended December 31, 2009, 2008 and 2007, respectively, from customers located outside of the Americas. We expect international revenue to remain a significant percentage of total revenue and we believe that we must continue to expand our international sales activities to be successful. Historically, a majority of our international revenues and costs have been denominated in foreign currencies and we expect future international revenues and costs will be denominated in foreign currencies. Our international sales growth will be limited if we are unable to establish appropriate foreign operations, expand international sales channel management and support organizations, hire additional personnel, develop relationships with international sales representatives, and establish relationships with additional distributors. In that case, our business, operating results and financial condition could be materially adversely affected. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products.

We require foreign regulatory approvals to market and sell our products in other countries. Failure to obtain and maintain these regulatory approvals would harm our ability to generate revenue.

        To be able to market and sell our products in other countries, we must obtain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals and the time required for regulatory review, vary from country to country. Obtaining and maintaining foreign regulatory approvals is expensive, and we cannot be certain that we will receive regulatory approvals in any foreign country in which we plan to market our products. If we fail to obtain or maintain regulatory approval in any foreign country in which we plan to market our products, our ability to generate revenue will be harmed.

Disruptions or other adverse developments at our Costa Rica facility could materially adversely affect our business.

        Our high-volume disposable devices and controllers are manufactured at our Company-owned facility in an industrial park in San Jose, Costa Rica. If our Costa Rica facility is not able to produce sufficient quantities of our controllers and products with adequate quality, or if our Costa Rica operations are disrupted for any reason, then we may be forced to locate alternative manufacturing facilities, including facilities operated by third parties. Disruptions may include, but are not limited to: changes in the legal and regulatory environment in Costa Rica; slowdowns or work stoppages within the Costa Rican customs authorities; acts of God (including but not limited to potential disruptive effects from an active volcano near the facility) and other issues associated with significant operations that are remote from our headquarters and operations centers. Additionally, continued growth in product sales could outpace the ability of our Costa Rican operation to supply ordered products on a timely basis or cause us to take actions within our supply and manufacturing operations which increase costs, complexity and timing. Locating alternative facilities would be time-consuming, would disrupt our production and cause shipment delays and could result in damage to our reputation and profitability.

Additionally, we cannot assure you that alternative manufacturing facilities would offer the same cost structure as our Costa Rica facility.

Future changes in technology or market conditions could result in adjustments to our recorded asset balance for intangible assets, including goodwill, resulting in additional charges that could significantly impact our operating results.

        Our balance sheet includes significant intangible assets, including goodwill and other acquired intangible assets. The determination of related estimated useful lives and whether these assets are impaired involves significant judgments. Our ability to accurately predict future cash flows related to these intangible assets may be adversely affected by unforeseen and uncontrollable events. In the highly competitive medical device industry, new technologies could impair the value of our intangible assets if they create market conditions that adversely affect the competitiveness of our products. We test our goodwill for impairment in the fourth quarter of each year, but we also test goodwill and other intangible assets for impairment at any time when there is a change in circumstances that indicates that the carrying value of these assets may be impaired. Any future determination that these assets are carried at greater than their fair value could result in substantial non-cash impairment charges, which could significantly impact our reported operating results.

If we fail to effectively manage our growth, then our business, financial condition and operating results could be adversely affected.

        Our business has grown in size and complexity over the past few years as a result of internal growth. This growth and increase in complexity have placed significant demands on financial and managerial controls, reporting systems and procedures. In addition, we continue to explore ways to extend our target markets. We will need to continue to improve our financial and managerial controls, reporting systems and procedures as we continue to grow and expand our business. To meet such demands, we intend to continue to invest in new technology, make other capital expenditures, develop management and operating systems, and, where appropriate, hire, train, supervise and manage employees with expertise to handle these particular demands. If we fail to efficiently manage operations in a way that accommodates continued internal growth, our business, financial condition and operating results could be adversely affected.

Delaware law and provisions in our charter could make the acquisition of our company by another company more difficult, which could adversely affect our stock price.

        Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. This could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock. Certain provisions of our certificate of incorporation and bylaws allow us to issue preferred stock without any vote or further action by the stockholders, to eliminate the right of stockholders to act by written consent without a meeting, to specify advance notice and other procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings, and to eliminate cumulative voting in the election of directors. Certain provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving us, including Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The procedures required for director nominations and stockholder proposals under Delaware law could have the effect of delaying, deferring or preventing a change in control of the company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our Common Stock. These provisions of Delaware law, our certificate of incorporation, and our bylaws may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of our Common Stock.

One Equity Partners, a private equity firm, may have influence on our major corporate decisions.

        As previously reported, on September 1, 2009, an affiliate of One Equity Partners, or OEP, a private equity firm, acquired our Series A Preferred Stock. For a description of this transaction, see "Part II—Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our 2009 Form 10-K. As a result of this transaction, OEP became the largest beneficial owner of our stock. At this time, OEP has an ownership interest of approximately 17.7 percent in our voting stock. In connection with this transaction, we expanded the Board of Directors to eight members and granted OEP the right to designate two directors. Effective September 1, 2009, Messrs. Gregory Belinfanti and Christian Ahrens, both Partners of OEP, were appointed to our Board of Directors.

        Consequently, OEP may have the ability to influence our Board of Directors and matters requiring stockholder approval, subject to the restrictions placed on OEP by the Securities Purchase Agreement, including without limitation OEP's agreement to vote for any director properly nominated by the Nominating and Corporate Governance Committee of the Board of Directors and to comply with the terms of a standstill.

        From and after the first anniversary of the investment, OEP may convert the Series A Preferred Stock into our Common Stock and, subject to the registration requirements of the federal securities laws, dispose of such stock, which could result in a decrease of the market price of our Common Stock, particularly if such dispositions are made in the open market and are substantial.

We may not be able to comply with the redemption rights, registration rights, and other rights of our holders of Series A Preferred Stock and our obligations under the Registration Rights Agreement with our holders of Series A Preferred Stock.

        After September 1, 2014, or in connection with a change in control, the holders of our Series A Preferred Stock may require us to redeem any or all outstanding shares of Series A Preferred Stock at the liquidation preference of such redeemed Series A Preferred Stock including any applicable make-whole adjustment. We may not have sufficient liquidity to comply with the redemption right of our holders of Series A Preferred Stock at that time if such right is exercised. Alternatively, if we are able to comply with the redemption right of the holders of our Series A Preferred Stock, we may have insufficient remaining liquidity to conduct our business, which would materially adversely affect our business, liquidity, and financial condition.

        In addition, pursuant to the Registration Rights Agreement between us and the holders of our Series A Preferred Stock, if a registration statement is not timely filed or does not become effective in accordance with the requirements of the Registration Rights Agreement, a Registration Default, then we shall pay the holders of the Series A Preferred Stock a special cash payment equal to 2.00 percent per annum of the original liquidation preference of the Series A Preferred Stock, accruing from the date of the Registration Default until the Registration Default is cured.

We are dependent upon key management, technical personnel and advisors, and the loss of our key personnel and advisors could have a material adverse effect on our business and results of operations.

        The loss of the services of one or more key employees or consultants could have a material adverse effect on us. Our success also depends on our ability to attract and retain additional highly qualified management and technical personnel. We face intense competition for qualified personnel. We cannot assure you that we will continue to be able to attract and retain such personnel. The process related to the restatement of our financial results has impacted the amounts, timing and forms of employee compensation. These impacts could materially impact our ability to attract and retain essential managerial and technical personnel. Loss of key personnel would materially impact our ability to meet our financial and operational objectives and could have a material adverse effect on our business and our results of operations.

Circumstances associated with our integration of acquisitions may adversely affect our operating results.

        An element of our growth strategy has been and in the future may be the pursuit of acquisitions of other businesses that expand or complement our existing products and distribution channels. Integrating businesses, however, involves a number of special risks, including: the possibility that management attention may be diverted from regular business concerns by the need to integrate operations; unforeseen costs, difficulties and liabilities in integrating our and the acquired company's employees, operations and systems; accounting, regulatory, or compliance issues that could arise in connection with, or as a result of, the acquisition of the acquired company; challenges in retaining our customers or the customers of the acquired company following the acquisition; the difficulty of incorporating acquired technology and rights into our products and services; and impairment charges if our acquisitions are not successful due to these risks.

        In addition, we may incur debt to finance future acquisitions and may issue securities in connection with future acquisitions, which may dilute the holdings of our current and future stockholders. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our business, financial condition or operating results may be adversely affected.

Our operating results may fluctuate.

        In our experience, our results of operations may fluctuate significantly from period to period due to certain factors including, without limitation: the introduction of new product lines and increased penetration in existing applications; achievement of research and development milestones; the amount and timing of expenditures and the receipt and recognition of license fees; the amount and timing of the receipt of orders and product shipments; absence of a backlog of orders; and the rate of product returns. Adverse fluctuations due to these factors may adversely affect our level of revenues and profitability, results of operations, financial conditions and future growth prospects in the short and long term.

Factors may make the market price of our stock highly volatile.

        The market price of our Common Stock could fluctuate substantially in the future. Investors may be unable to resell our Common Stock at or above their purchase price. This volatility may subject our stock price to material fluctuations due to the factors discussed in this "Risk Factors" section, and other factors including market reaction to acquisitions and trends in sales, marketing, and research and development; rumors or dissemination of false information; changes in coverage or earnings estimates by analysts; our ability to meet analysts' or market expectations; and sales of Common Stock by existing stockholders.

        As previously reported, as of September 1, 2009, OEP owns all of our outstanding shares of Series A Preferred Stock. From and after the first anniversary of its investment, or September 1, 2010, OEP may convert the Series A Preferred Stock into our Common Stock and, subject to the registration requirements of the federal securities laws, dispose of such stock, which could result in a decrease of the market price of our Common Stock, particularly if such dispositions are made in the open market and are substantial.

Risks Related to Our Common Stock

Factors may make the market price of our stock highly volatile.

        The market price of our Common Stock could fluctuate substantially in the future. Investors may be unable to resell our Common Stock at or above their purchase price. This volatility may subject our stock price to material fluctuations due to the factors discussed in this "Risk Factors" section, and other factors including market reaction to acquisitions and trends in sales, marketing, and research and development; rumors or dissemination of false information; changes in coverage or earnings estimates by analysts; our ability to meet analysts' or market expectations; and sales of Common Stock by existing stockholders.

        As previously reported, as of September 1, 2009, OEP owns all of our outstanding Series A Preferred Stock. From and after the first anniversary of its investment, or September 1, 2010, OEP may convert the Series A Preferred Stock into our Common Stock and, subject to the registration requirements of the federal securities laws, dispose of such stock, which could result in a decrease of the market price of our Common Stock, particularly if such dispositions are made in the open market and are substantial. The Common Stock registered in this offering will be freely tradable upon OEP's conversion of the Series A Preferred Stock into our Common Stock and the effectiveness of the registration statement relating to this offering. The sale of a significant amount of Common Stock registered in this offering at any given time could cause the trading price of our Common Stock to decline and be highly volatile.

Future issuances or other dilution of our equity securities, or sales of our securities by stockholders in the public market, may cause the price of our Common Stock to decline or impair our ability to raise capital in the equity markets.

        In the future, we may issue additional shares of our common or preferred stock in public or private offerings. Shares of our Common Stock are available for future sales pursuant to stock options and restricted stock that we have granted to certain employees, directors and consultants, and in the future we may grant additional stock options and/or restricted stock to our employees, directors and consultants. We are not restricted from issuing additional Common Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or any substantially similar securities.

        In addition, the 75,000 shares of Series A Preferred Stock that we have issued to OEP are convertible into 5,805,921 shares of Common Stock, and OEP is entitled to receive dividends of additional shares of Series A Preferred Stock pursuant to the Certificate of Designations of the Series A Preferred Stock, which will cause significant dilution to current stockholders.

        Such issuances of our Common Stock or preferred stock could dilute the voting power and ownership interest of our current common stockholders and adversely affect the market price of our Common Stock. Furthermore, the sale of a substantial amount of Common Stock shares by OEP or other stockholders in the market during or after the resale transactions described in this prospectus and any related prospectus supplement, or the perception that such sales could occur, may cause prevailing market prices for our Common Stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business and Properties," and other reports, documents and materials we will file with the SEC contain, or will contain, disclosures that are forward-looking statements. All statements other than statements of historical facts are forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, levels of activity, performance or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to:

  •
  our belief that the products we develop, produce, market and sell through our Sports Medicine business unit represent a substantial advancement in arthroscopic surgery because our technologies minimize collateral tissue damage to reduce patient pain and speed recovery time;

  •
  our expectation that the Opus Collection products in our Sports Medicine business unit may reduce costs and procedure time, and broaden the patient base eligible for arthroscopic treatment;

  •
  our estimates of the size of the existing market for our products and our expectation that our strategic growth markets will develop into key markets for our products in the future;

  •
  our expectation that ongoing clinical studies may indicate that minimally invasive disc decompression is an alternative to current forms of standard care for certain indications associated with herniated discs;

  •
  our expectation that we will continue to explore and develop the plasma physics underlying our Coblation technology and evaluate the use of our technology in new fields of treatment;

  •
  our belief that our existing operations will provide adequate capacity for our manufacturing needs at least through 2010;

  •
  our expectation that a disruption to our supply sources and an inability to develop alternative sources for such supply would result in a material disruption of our ability to sell certain products for an extended time period and could adversely affect our operations;

  •
  our belief that our patents are directed at, among other things, the core technology used in our soft-tissue surgery systems, including both multi-electrode and single electrode configurations of our disposable devices, as well as the use of Coblation technology in many different surgical procedures;

  •
  our belief that our issued patents are directed at many of the core features of our acquired technologies from Opus, Atlantech, Parallax and ATI;

  •
  our expectation that if coverage or payment policies of third-party payors are revised in light of increased efforts to control healthcare spending or otherwise, the amount we may charge or the demand for our products may decrease;

  •
  our expectation that even though a new medical device may have been approved for commercial distribution, we may find limited demand for the device until reimbursement approval has been obtained from governmental and private third-party payors;

  •
  our belief that in the United States, as part of the Obama Administration's efforts to pass extensive federal healthcare reforms, there have already been several new legislative initiatives that could have a negative impact on the demand for our products and our business.;

  •
  our belief that we are well-positioned to respond to changes resulting from the worldwide trend toward cost-containment due to our manufacturing efficiencies and cost controls;

  •
  our expectation that the repatriation of certain earnings of our foreign operations may result in substantial U.S. tax cost;

  •
  our expectation that we may require increased product liability coverage as our products are successfully commercialized in additional applications;

  •
  our belief that a successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations and our ability to attract and retain customers for our products;

  •
  our belief that management's continuing evaluation and work to enhance our internal control over financial reporting will require the dedication of additional resources and management time and expense;

  •
  our belief that if we are not able to remain current in our filings with the SEC, we will face adverse consequences and restrictions;

  •
  our expectation that the Review and resulting SEC and DOJ investigations will likely continue to divert our management's time and attention and cause us to incur substantial costs and expenses;

  •
  our expectation that our ability to generate revenue will be harmed if we fail to obtain or maintain regulatory approval in any foreign country in which we plan to market our products;

  •
  our intention to seek international reimbursement approvals;

  •
  our belief that we must continue to penetrate the market in other orthopedic procedures, expand physicians' education with respect to Coblation technology, and continue working on new product development efforts in order to achieve increasing disposable device sales over time;

  •
  our expectation that our future financial performance will depend in part on our ability to develop and manufacture new products in a cost-effective manner, to introduce these products to the market on a timely basis, and to achieve market acceptance of these products;

  •
  our belief that we will need to continue to improve our financial and managerial controls, reporting systems and procedures as we continue to grow and expand our business, and our intention to continue to invest in new technology, make other capital expenditures, develop management and operating systems, and, where appropriate, hire, train, supervise and manage employees with expertise to handle these particular demands;

  •
  our expectation that international revenue will remain a significant percentage of total revenue and our belief that we must continue to expand our international sales activities to be successful;

  •
  our expectation that future international revenues and costs will be denominated in foreign currencies;

  •
  our expectation that our international sales growth will be limited if we are unable to establish appropriate foreign operations, expand international sales channel management and support organizations, hire additional personnel, develop relationships with international sales representatives, and establish relationships with additional distributors;

  •
  our expectation that we will require a significant amount of cash to fund our working capital needs and planned expenditures and that our ability to meet these needs will depend on our ability to generate cash from operations and effectively manage our cash balances;

  •
  our belief that our facilities in the United States and those leased in various countries around the world for sales, marketing and administrative purposes are in good condition, well maintained, suitable and adequate to carry on our business;

  •
  our belief that if one or more of the material legal proceedings in which we are involved is determined against us, it could have a material adverse effect on our earnings, liquidity and financial condition and our expectation that we will incur legal defense costs in relation to those proceedings;

  •
  our expectation that we will not pay cash dividends on our Common Stock in the foreseeable future;

  •
  our belief that the average growth rates utilized in our discounted cash flow models for the Sports Medicine and ENT reporting units are reasonable estimates of future performance;

  •
  our expectation that our cash flows from operations together with cash on hand will be sufficient to satisfy our short-term and, excluding the uncertainty related to the ongoing litigation and investigations to which we are a party, long-term normal operating liquidity requirements;

  •
  our belief that the assumptions and estimates used in our cash flow forecasts to evaluate the potential impairment of goodwill are appropriate based on the information available to management;

  •
  our expectation that the effect of the Company's adoption of the revised Financial Accounting Standards Board ("FASB") guidance regarding business combinations will depend on the nature and significance of business combinations occurring after the effective date;

  •
  our expectation that the amended FASB revenue recognition guidance, which for the Company is effective for all new or materially modified arrangements entered into on or after January 1, 2011, will not have a material impact on the consolidated financial statements;

  •
  our expectation that we will experience variations in our results of operations and financial condition to the extent that the exchange rates for foreign currencies fluctuate against the U.S. dollar;

  •
  our intention to use those proceeds from the issuance of our Series A Preferred Stock to OEP, after repayment of debt and payment of fees and expenses, to fund our general business requirements in combination with cash from operations;

  •
  our belief that our tax expense was, and will continue to be, significantly reduced due to a tax holiday for our Costa Rica manufacturing operations in which we are not subject to Costa Rican income tax until January 2016; and

  •
  descriptions of assumptions underlying or relating to any of the foregoing matters and any other statements contained in this report that are or may be forward-looking statements.

        These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on us. Given these uncertainties, we caution you not to place undue reliance on such forward-looking statements.

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

USE OF PROCEEDS

        We are registering these shares pursuant to the registration rights granted to certain selling stockholders in connection with the issuance of our Series A Preferred Stock. We will not receive any proceeds from the resale of our Common Stock under this offering.

DIVIDEND POLICY

        We have never paid a dividend on our Common Stock and do not anticipate paying one for the indefinite future. In the event we decide to pay a dividend, the payment will be at the discretion of our Board of Directors.

CAPITALIZATION

        The information required in this section is included in "Part 1—Item 1—Financial Statements" in our March 31, 2010 Form 10-Q and is incorporated herein by reference.

SELECTED CONSOLIDATED FINANCIAL DATA

        The information required in this section is included in "Part II—Item 6—Selected Consolidated Financial Data" in our 2009 Form 10-K and "Part 1—Item 1—Financial Statements" in our March 31, 2010 Form 10-Q and is incorporated herein by reference.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The information required in this section is included in "Part 1—Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations" in our March 31 2010 Form 10-Q and "Part II—Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2009 Form 10-K and is incorporated herein by reference.

DESCRIPTION OF BUSINESS AND PROPERTIES

        The information required in this section is included in "Part 1—Item 1—Business" and "Part I—Item 2—Properties" in our 2009 Form 10-K.

LEGAL PROCEEDINGS

        The information required in this section is included in "Part II—Item 1—Legal Proceedings" in our March 31, 2010 Form 10-Q and is incorporated herein by reference.

MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND
ISSUER PURCHASES OF EQUITY SECURITIES

        The information required in this section is included in "Part II—Item 5—Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities" in our 2009 Form 10-K and is incorporated herein by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The information required in this section is included in "Part 1—Item 3—Quantitative and Qualitative Disclosures About Market Risks" in our March 31, 2010 Form 10-Q and is incorporated herein by reference.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

        None.

MANAGEMENT

        The information required in this section is included in our definitive Proxy Statement on Schedule 14A filed March 23, 2010 (the "Proxy Statement") and is incorporated herein by reference.

COMPENSATION DISCUSSION AND ANALYSIS

        The information required in this section is included in our Proxy Statement and is incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Under its charter, the Audit Committee is responsible for reviewing and approving all related party transactions, regardless of the dollar amount involved, that, if entered into, would be required to be disclosed under the rules and regulations of the SEC. No member of the Audit Committee having an interest in a related-party transaction may participate in any decision regarding that transaction.

        On June 20, 1997, we and our former chief executive officer, Mr. Michael A. Baker, entered into an employment offer letter, which, in addition to an annual salary and bonus, benefits and vacation time, provided for an interest-free loan by us in the principal amount of $500,000 in connection with Mr. Baker's purchase of a home, payable upon the earlier of termination of employment or sale of the home. In January 2007, Mr. Baker repaid the loan in its entirety.

        No other related party transactions as defined by Item 404(a) of Regulation S-K have occurred since January 1, 2007.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

        The information required in this section is included in our Proxy Statement and is incorporated herein by reference.

 DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material rights of our capital stock and related provisions of our certificate of incorporation and bylaws to be effective after the completion of this offering. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation, bylaws, certificate of designation and registration rights agreement, which we have included as exhibits to the registration statement of which this prospectus is a part.

        After completion of the resale transactions described in this prospectus and any related prospectus supplement, our authorized capital stock will consist of 75,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Immediately following the completion of the resale transactions described in this prospectus and any related prospectus supplement, assuming no exercises of any outstanding stock options and excluding unvested restricted stock awards, an aggregate of 32,762,187 shares of Common Stock will be issued and outstanding and no shares of Series A Preferred Stock will be issued and outstanding. However, the selling stockholders may offer, sell, transfer or otherwise dispose of the Common Stock covered by this prospectus from time to time and also may choose to continue to hold shares of Series A Preferred Stock after the date of this prospectus or, after September 1, 2010, convert shares of Series A Preferred Stock into shares of Common Stock.

Common Stock

        Upon completion of the resale transactions described in this offering prospectus and any related prospectus supplement, assuming no exercises of any outstanding stock options and excluding unvested restricted stock awards, there will be 32,762,187 shares of Common Stock outstanding, consisting of:

  •
  26,956,266 shares of Common Stock outstanding as of May 5, 2010, and

  •
  5,805,921 shares of Common Stock issued upon conversion of all outstanding shares of our Series A Preferred Stock.

        As of May 12, 2010, we had approximately 206 record holders of our Common Stock.

  Voting Rights

        The holders of our Common Stock are entitled to one vote per share on any matter to be voted upon by stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

  Dividends

        The holders of our Common Stock are entitled to dividends as our Board of Directors may declare from time to time from legally available funds, subject to limitations under Delaware law and the preferential rights of the holders of any outstanding shares of preferred stock, including the Series A Preferred Stock.

  Liquidation

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Common Stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights granted to the holders of any outstanding shares of preferred stock, including the Series A Preferred Stock.

  No Preemptive or Similar Rights

        Our Common Stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions applicable to our Common Stock.

  Fully Paid and Non-assessable

        All of the outstanding shares of Common Stock are, and the shares offered by us in this offering will be, fully paid and non-assessable.

Preferred Stock

        Following this offering, our Board of Directors will be authorized, without any further action by our stockholders, but subject to the limitations imposed by the Delaware General Corporation Law, to issue up to 4,925,000 shares of preferred stock in one or more classes or series. Our Board of Directors may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or rights that could adversely affect the voting power or other rights of holders of our Common Stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company.

Series A Preferred Stock

  Dividends

        Cumulative dividends on the Series A Preferred Stock are payable-in-kind on a quarterly basis at the rate per annum of 3.00 percent of the liquidation preference of $1,000 per share (the "Liquidation Preference") over a five year period started on September 1, 2009.

  Subordination

        The Series A Preferred Stock is subordinate and ranks junior in right of payment to all indebtedness of the Company.

  Conversion

        The holders of the Series A Preferred Stock may convert their shares of Series A Preferred Stock at any time, in whole or in part, into shares of Common Stock at the Conversion Rate which represents an initial conversion price of $15.00 per share of Common Stock. If a conversion occurs prior to the expiration of the Dividend Duration Period, the number of shares of Common Stock received shall be increased pursuant to the Make-Whole Adjustment.

        The Company may, at any time after the first anniversary of the initial issuance of the Series A Preferred Stock, cause an automatic conversion of all outstanding shares of Series A Preferred Stock upon no less than 10 days prior notice if at the time of such notice and at the time of the related conversion (a) the closing sales price of the Common Stock equals or exceeds $35.00 per share (subject to adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) for the prior 20 consecutive trading days and (b) the Company is current on its reporting requirements under the Exchange Act, and has an effective resale registration statement and related prospectus that permits the Common Stock issued upon such automatic conversion to be immediately resold thereunder and the current investigations of the Company by the DOJ have been terminated, settled or finally adjudicated.

        No conversion of Series A Preferred Stock will be permitted to the extent that any holder of Series A Preferred Stock would individually hold in excess of 19.99 percent of the Company's voting power after the proposed conversion, or to the extent that the holders of Series A Preferred Stock would hold in excess of 17.80 percent of the Company's voting power in the aggregate, in each case solely attributable to their holdings of Series A Preferred Stock and any Common Stock received upon conversion thereof (such limitations collectively, the "Conversion Cap"). Shares of Series A Preferred Stock not convertible as a result of the Conversion Cap shall remain outstanding and shall become convertible to the extent the Conversion Cap no longer applies.

  Redemption Rights

        At any time after five years from the date the Company first issues Series A Preferred Stock, or in connection with a change in control, holders may require the Company to redeem any or all outstanding shares of Series A Preferred Stock at the Liquidation Preference of such redeemed Series A Preferred Stock including any applicable Make-Whole Adjustment.

  Anti-Dilution Adjustments

        The Conversion Rate is subject to customary anti-dilution adjustments, subject to standard exceptions (such as issuances made under the Company's incentive plans).

  Voting Rights

        Holders of the Series A Preferred Stock will vote with the Common Stock on an as-converted basis, including any applicable Make-Whole Adjustment. However, no holder of the Series A Preferred Stock shall be permitted to vote more than an equivalent of 19.99 percent of the Company's outstanding voting securities solely attributable to its ownership of the Series A Preferred Stock and any Common Stock received upon conversion thereof.

        Holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate class, must approve any amendment to the Company's articles of incorporation or bylaws that would adversely affect the rights of the holders of the Series A Preferred Stock. If a stockholder vote is required to approve a conversion or voting of shares of Series A Preferred Stock in excess of the Conversion Cap, holders of Series A Preferred Stock and Common Stock received upon conversion thereof are not entitled to participate in the vote. Additionally, as long as OEP owns shares of Series A Preferred Stock representing at least 15 percent of the Company's voting stock, it will be entitled to appoint two directors. Accordingly, the Purchase Agreement contemplates that Chris Ahrens and Greg Belinfanti, both Partners of OEP, will join the Board effective upon consummation of the Equity Financing. OEP, however, will only be entitled to appoint one director once the shares of Series A Preferred Stock owned by OEP represents less than 15 percent but at least 5 percent of the Company's voting stock, and at such time OEP owns Series A Preferred Stock representing less than 5 percent of the voting stock of the Company, its entitlement to be represented on the Board will terminate, subject to the right of OEP to nominate directors pursuant to the terms of the Securities Purchase Agreement.

        At any time that OEP is not entitled to appoint directors to our Board of Directors pursuant to the Certificate of Designations but continue to beneficially own shares of Series A Preferred Stock or Common Stock representing five percent or more of the Company's voting stock, OEP will be entitled to nominate, as part of the slate of nominees recommended by the Board (and the Company will use its reasonable best efforts to have such nominees elected as members of the Board), (i) two individuals (in the event OEP continues to own shares of Series A Preferred Stock or Common Stock representing 15 percent or more of the Company's voting stock) to serve on the Board for a period of one year from the date of the execution of the Purchase Agreement and thereafter until the date on which OEP ceases to own shares of Series A Preferred Stock or Common Stock representing at least 15 percent of the Company's voting stock or (ii) one individual (in the event OEP owns shares of Series A Preferred Stock or Common Stock representing less than 15 percent of the Company's voting stock but at least 5 percent of the Company's voting stock) to serve on the Board of Directors until the date on which OEP ceases to own at least five percent of the Company's voting stock.

        In connection with the election or removal of directors, OEP will vote (a) in favor of any nominee or director recommended by the Company's Nominating and Corporate Governance Committee and (b) against the removal of any director recommended by the Company's Nominating and Corporate Governance Committee. OEP may otherwise vote in its sole discretion on any other shareholder vote matter.

  Registration Rights

        Pursuant to the Registration Rights Agreement entered into on September 1, 2009 between the Company and the holders of our Series A Preferred Stock, the Company agreed to file a registration statement on Form S-1 prior to September 1, 2010, to register the resale of the Common Stock underlying the Series A Preferred Stock ("Registrable Securities"). The Company also agreed to file a registration statement on Form S-3 covering the resale of all Registrable Securities not already covered by an existing and effective registration statement for an offering to be made on a continuous basis pursuant to Rule 415 within 30 days of becoming eligible to do so. The Company agreed to use its best efforts to ensure that all Registrable Securities are covered by an effective registration statement until the Registrable Securities are sold or become freely tradable.

        The Company may suspend the effectiveness of any registration statement up to an aggregate of 75 days in any twelve-month period if the Board of Directors of the Company determines that the occurrence or existence of any pending material corporate development makes such suspension appropriate because it would be materially detrimental to the Company for the registration to proceed at such time.

        If a registration statement is not timely filed or does not become effective in accordance with the requirements of the Registration Rights Agreement, a Registration Default, then the Company shall pay the holders of the Series A Preferred Stock a special cash payment equal to 2.00 percent per annum of the original liquidation preference of the Series A Preferred Stock, accruing from the date of the Registration Default until the Registration Default is cured.

        The Company also agreed to provide certain piggy-back registration rights to the holders of the Registrable Securities. In the event the Company files a registration statement relating to the sale of its equity securities, the holders of the Registrable Securities may elect to include in the registration statement all or any part of such Registrable Securities such holder requests to be registered for resale, subject to customary cutbacks.

        All fees and expenses incurred by the Company in filing the registration statements shall be paid by the Company including all registration and filing fees, printing expenses, legal expense, fees of all others retained by the Company, certain fees of the holders of the Registrable Securities and all internal expenses incurred in connection with the filing of the above registration statements.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

  Authorized but Unissued or Undesignated Capital Stock

        After completion of the resale transactions described in this prospectus and any related prospectus supplement, our authorized capital stock will consist of 75,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. After completion of the resale transactions described in this prospectus and any related prospectus supplement, an aggregate of 32,762,187 shares of Common Stock will be issued and outstanding and no shares of Series A Preferred Stock will be issued and outstanding. However, the selling stockholders or the Company, as appropriate, may choose to convert such Series A Preferred Stock to Common Stock from time to time, in accordance with the limitations as set forth in the Certificate of Designations, or the selling stockholders or the Company may choose not to convert and the selling stockholder may choose to continue to hold the Series A Preferred Stock after the date of this prospectus. Our Board of Directors will have the ability to issue, without further action by our stockholders, up to 4,925,000 shares of preferred stock in one or more classes and in one or more transactions. In this regard, our certificate of incorporation grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the authority of our Board of Directors described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of our company.

  Special Meetings of Stockholders

        Our bylaws provide that special meetings of our stockholders may be called only by our chief executive officer, a majority of our Board of Directors or by the holders of a majority of our issued and outstanding shares of capital stock entitled to vote at such meeting. As a result, stockholders must rely on management or the holders of a majority of our capital stock to call a special meeting or wait until the next annual meeting to hold a vote on extraordinary matters like a significant transaction.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to bring business before a meeting of stockholders or to nominate candidates for election as directors must provide timely notice of their proposal in writing. To be timely, a stockholders' notice must be delivered to the principal executive office of ArthroCare not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year's annual meeting. Our bylaws also specify requirements as to the form and content of a stockholders' notice. These provisions may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Removal of Directors; Vacancies

        Our bylaws provide that directors may be removed, with or without cause, by the affirmative vote of holders of at least a majority of the shares of stock entitled to vote generally in the election of directors. Our bylaws also provide that any vacancies on our Board of Directors and newly created directorships will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, provided that pursuant to the Securities Purchase Agreement, OEP shall have the right to appoint or nominate ,as applicable, another individual to be elected to fill any vacancy in the event such vacancy results from the death, disability, retirement, resignation or removal of any Board member appointed or nominated by OEP.

  No Cumulative Voting

        Our certificate of incorporation does not provide for cumulative voting for our directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our Common Stock to elect any directors to our board.

  Limitations on Liability of Directors

        Delaware law authorizes corporations to limit the personal liability of directors to corporations and stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the liability of our directors (in their capacity as directors but not in their capacity as officers) to us or our stockholders for monetary damages for any breach of fiduciary duty as a director.

  Indemnification of Directors and Officers

        Subject to certain limitations, our bylaws provide that our directors and officers shall be indemnified and further provide for the advancement to them of expenses incurred in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by Delaware law. We are also expressly authorized to purchase and maintain directors' and officers' insurance providing further protection for our directors and officers. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

  Amendments to our Bylaws

        Our certificate of incorporation grants our Board of Directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Listing

        Our Common Stock is listed on the NASDAQ Global Market under the symbol "ARTC."

Transfer Agent and Registrar

        The transfer agent and registrar for our Common Stock is Wells Fargo Shareowner Services.

SELLING STOCKHOLDERS

        We are registering for OEP the 5,805,921 shares of Common Stock issuable upon the conversion of the Series A Preferred Stock plus the Make Whole Adjustment. On September 1, 2009, Gregory Belinfanti and Christian Ahrens, both Partners of OEP, were appointed to our Board of Directors by the holders of the Series A Preferred Stock. As of the date of this prospectus, assuming conversion of the Series A Preferred Stock to our Common Stock, including the Make-Whole Adjustment but excluding outstanding options and warrants held by other parties, OEP would hold shares representing an ownership interest of approximately 5,805,921 shares of our Common Stock, or 17.7 percent of our voting stock. Pursuant to this prospectus, OEP may from time to time offer and sell any or all of the 5,805,921 shares of the Common Stock underlying the shares of Series A Preferred Stock they hold, and they will no longer own any shares of Common Stock upon completion of the resale transactions described in this prospectus and any related prospectus supplement, should they choose to sell all of the Common Stock issued upon any conversion of the Series A Preferred Stock they hold. When we refer to the "selling stockholders" in this prospectus, we mean OEP, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders' interests in shares of our Common Stock or Series A Preferred Stock other than through a public sale.

        Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or Series A Preferred Stock (together, the "Shares") or interests in Shares on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. The Company's Common Stock is currently traded on the NASDAQ Global Market. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices, except to the extent limited by Rule 415(a)(4) promulgated under the Securities Act. The selling stockholders may use one or more of the following methods when disposing of the Shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  through collared hedging transactions, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such Shares at a stipulated price per share;

  •
  a combination of any such methods of disposition; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

        The selling stockholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of Shares or interests in Shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions, in each case in collared hedging transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        The Company has advised the selling stockholders that they are required to comply with Regulation M promulgated under the Exchange Act during such time as they may be engaged in a distribution of the Shares. The foregoing may affect the marketability of the Shares.

        The Company is required to pay all fees and expenses incident to the registration of the Shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

        The Company has agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus (i) have been disposed of pursuant to and in accordance with the registration statement or in compliance with Rule 144 promulgated under the Securities Act or (ii) are eligible to be sold by the holder thereof without any volume or manner of sale restrictions pursuant to Rule 144 promulgated under the Securities Act, bear no legend restricting the transfer thereof and bear an unrestricted CUSIP number (if held in global form).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of our Common Stock issued pursuant to this offering. This summary is not a complete analysis of all the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or non-U.S. tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS") all as in effect as of the date of this offering. These authorities may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters summarized below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our Common Stock, or that any such contrary position would not be sustained by a court.

        This summary is limited to non-U.S. holders who purchase our Common Stock issued pursuant to this offering and who hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a particular non-U.S. holder in light of that holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  partnerships and other pass-through entities;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  banks, insurance companies, and other financial institutions;

  •
  brokers, dealers or traders in securities, commodities or currencies;

  •
  tax-exempt organizations;

  •
  tax-qualified retirement plans;

  •
  persons subject to the alternative minimum tax;

  •
  persons that own, or have owned, actually or constructively, more than 5 percent of our Common Stock;

  •
  persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and

  •
  persons deemed to sell the Common Stock under the constructive sale provisions of the Code.

Accordingly, prospective investors are urged to consult with their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our Common Stock.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING,

OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

        For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Common Stock that is not a "U.S. person" or a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership or other pass-through entity for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner in the partnership or member in such other entity generally will depend on the status of the partner or member and upon the activities of the partnership or such other entity. Accordingly, partnerships and other pass-through entities that hold our Common Stock and the partners in such partnerships and the members in such other entities are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

Distributions on our Common Stock

        As described in the section entitled "Dividend Policy," we have never paid a dividend on our Common Stock and do not anticipate paying one in the foreseeable future. If, however, we make cash or other property distributions on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the Common Stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under the section entitled "Gain on Sale or Other Disposition of our Common Stock" below.

        Dividends paid to a non-U.S. holder of our Common Stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

        If a non-U.S. holder holds our Common Stock in connection with the conduct of a trade or business in the United States, and dividends paid on the Common Stock are effectively connected with such holder's U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form) prior to the payment of such dividends.

        Any dividends paid on our Common Stock that are effectively connected with a non-U.S. holder's U.S. trade or business (or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States, unless an applicable tax treaty provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30 percent (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

        A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale or Other Disposition of our Common Stock

        Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our Common Stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a "USRPHC") during the relevant statutory period.

        Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30 percent (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30 percent rate but may be offset by U.S. source capital losses.

        With respect to the third bullet point above, we believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. In the event we do become a USRPHC, as long as our Common Stock is regularly traded on an established securities market, our Common Stock will be treated as U.S. real property interests only with respect to a non-U.S. holder that actually or constructively holds more than 5 percent of our Common Stock at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our Common Stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder's conduct of a U.S. trade or business or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a rate of 28 percent, however, generally will not apply to payments of dividends to a non-U.S. holder of our Common Stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met.

        Payments of the proceeds from a disposition by a non-U.S. holder of our Common Stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who hold in the aggregate more than 50 percent of the income or capital interest in such partnership or (2) it is engaged in the conduct of a U.S. trade or business, unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder or an exemption is otherwise established, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        Payment of the proceeds from a non-U.S. holder's disposition of our Common Stock made by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

New Legislation Relating to Foreign Accounts

        Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and proceeds from the sale or other disposition of our Common Stock to foreign intermediaries and certain non-U.S. Holders. The legislation imposes a 30 percent withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our Common Stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30 percent on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors are urged to consult their tax advisors regarding this legislation.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

 LEGAL MATTERS

        The validity of the Common Stock offered hereby will be passed upon for us by Latham & Watkins LLP, Washington, DC. If the offered securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of our reports and other information may be examined without charge and copies may be obtained upon payment of prescribed fees at the public reference facilities maintained by the SEC at SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically free of charge and as soon as reasonably practicable after electronically filing with the SEC by means of the SEC's Web site on the internet (http://www.sec.gov). We also make available on our website, http://www.arthrocare.com, free of charge and as soon as reasonably practicable after electronically filing with the SEC, our annual, quarterly and current reports, proxy statements and other information filed with the SEC.

        The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the information that we file later with the SEC may update and supersede the information we incorporated by reference. We incorporate by reference the documents listed below (other than information in such documents that is deemed not to be filed):

  •
  Our Annual Report on Form 10-K, filed March 15, 2010;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed May 5, 2010;

  •
  Our proxy statement on Schedule 14A, filed March 23, 2010;

  •
  Additional proxy soliciting material on Schedule 14A, filed May 4, 2010;

  •
  Description of our Common Stock included in Registration Statement on Form 8-A of ArthroCare Corporation, filed January 19, 2010; and

  •
  Our current reports on Form 8-K filed January 11, 2010, January 19, 2010 and May 13, 2010.

        We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, ArthroCare Corporation, 7500 Rialto Boulevard, Building Two, Suite 100, Austin, Texas 78735 ((512) 391-3900).

        You should rely only on the information contained in this prospectus or on information to which we have referred you. We have not authorized anyone else to provide you with any information.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by us in connection with the sale of the Common Stock being registered. All of the amounts shown are estimated except the SEC registration fee. None of these expenses will be borne by the selling stockholders.

SEC registration fee		$11,781
FINRA filing fee			*
NASDAQ Stock Market listing fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous fees and expenses			*

Total	$		*

*
To be filed by amendment

Item 14.    Indemnification of Directors and Officers.

        ArthroCare Corporation is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation may in its certificate of incorporation or an amendment thereto eliminate or limit the personal liability of a director to a corporation or its stockholders for monetary damages for violations of the director's fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law

(providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify and advance expenses to our directors, officers and employees to the fullest extent permitted by Delaware law in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was our director, officer or employee, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise.

        We currently have directors' and officers' liability insurance to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 15.    Recent Sales of Unregistered Securities.

        The following is a summary of our sales of securities during the past three years that were not registered under the Securities Act:

        On September 1, 2009, the Company issued and sold to an affiliate of OEP 75,000 shares of the Company's Series A Preferred Stock, for an aggregate purchase price of $75,000,000 (the "Equity Financing") pursuant to the Securities Purchase Agreement dated August 14, 2009 by and between the Company and an affiliate of OEP. The issuance and sale of the Series A Preferred Stock was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act. The Company did not engage in any general solicitation or advertising with regard to the issuance and sale of the Series A Preferred Stock and did not offer securities to the public in connection with this issuance and sale. The Company did not employ any underwriters in connection with the issuance and sale of the Series A Preferred Stock. The Series A Preferred Stock has the terms and preferences described herein and in Item 1.01 of the Company's Current Report on Form 8-K filed on August 17, 2009 with the SEC pursuant to the Certificate of Designations included as Exhibit 99.2 to the same Form 8-K.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

        See the Exhibit Index, which follows the signature pages and is incorporated herein by reference.

(b)
Financial Statement Schedules

        Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is incorporated by reference to the 2009 Form 10-K.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

        (5)   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

        (6)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (7)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on May 13, 2010.

ArthroCare Corporation a Delaware Corporation
By:	/s/ DAVID FITZGERALD David Fitzgerald President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of May, 2010. Each person whose signature appears below hereby constitutes and appoints David Fitzgerald and Todd Newton, or either of them, as such person's true and lawful attorney-in-fact and agent with full power and substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the SEC, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, including any registration statements or amendments thereto filed pursuant to Rule 462(b) under the Securities Act, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefore, may lawfully do or cause to be done by virtue thereof.

Signature	Title

/s/ DAVID FITZGERALD David Fitzgerald	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ TODD NEWTON Todd Newton	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)
/s/ JAMES G. FOSTER James G. Foster	Director
/s/ PETER L. WILSON Peter L. Wilson	Director
/s/ TORD B. LENDAU Tord B. Lendau	Director

Signature	Title

/s/ BARBARA D. BOYAN Barbara D. Boyan	Director
/s/ TERRENCE E. GEREMSKI Terrence E. Geremski	Director
/s/ GREGORY A. BELINFANTI Gregory A. Belinfanti	Director
/s/ CHRISTIAN P. AHRENS Christian P. Ahrens	Director

Exhibit Index

Exhibit Number		Exhibit Description
3.1		Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the period ended December 30, 2000).

3.2		Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed on August 17, 2009).

4.1		Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form 8-A (Registration No. 000-27422)).

4.2		Certificate of Designations of Series A 3.00% Convertible Preferred Stock; Par Value $0.001 (incorporated herein by reference to Exhibit 99.2 of the Company's Current Report on Form 8-K filed on August 17, 2009.

5.1	**	Opinion of Latham & Watkins, LLP

10.1	*	Form of Indemnification Agreement between the registrant and each of its directors and officers. (incorporated herein by reference to Exhibit 10.1 of the Company's Registration Statement on Form S-1 (Registration No. 33-80453)).

10.2	*	Incentive Stock Plan and form of Stock Option Agreement thereunder. (incorporated herein by reference to Exhibit 10.2 of the Company's Registration Statement on Form S-1 (Registration No. 33-80453)).

10.3	*	Director Option Plan and form of Director Stock Option Agreement thereunder. (incorporated herein by reference to Exhibit 10.3 of the Company's Registration Statement on Form S-1 (Registration No. 33-80453)).

10.4	*	Employee Stock Purchase Plan and forms of agreements thereunder. (incorporated herein by reference to Exhibit 10.4 of the Company's Registration Statement on Form S-1 (Registration No. 33-80453)).

10.5		Form of Exclusive Distribution Agreement. (incorporated herein by reference to Exhibit 10.5 of the Company's Registration Statement on Form S-1 (Registration No. 33-80453)).

10.6	†	Litigation Settlement Agreement, between the Company and ETHICON Inc. dated June 24, 1999 (incorporated herein by reference to Exhibit 10.33 of the Company's Quarterly Report on Form 10-Q for the period ended July 3, 1999).

10.7	†	License Agreement between ArthroCare Corporation and Stryker Corporation, dated June 28, 2000. (incorporated herein by reference to Exhibit 10.36 of the Company's Quarterly Report on Form 10-Q for the period ended July 1, 2000).

10.8	*	Amendment to the 1995 Director Option Plan (incorporated herein by reference to Exhibit 4.3 to the Company's Statement on Form S-8 filed with the Securities and Exchange Commission on August 8, 2000).

10.9	*	2003 Incentive Stock Plan (incorporated herein by reference to Exhibit 4.4 of the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 24, 2003).

10.10	*	Second Amendment to the 1995 Director Option Plan (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 8, 2003).

Exhibit Number		Exhibit Description
10.11		Agreement and Plan of Merger, dated as of October 23, 2003, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 5, 2004, by and among ArthroCare Corporation, Alpha Merger Sub Corporation and Medical Device Alliance Inc. (incorporated herein by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed on February 11, 2004).

10.12		Contingent Value Rights Agreement, dated as of January 28, 2004, by and among ArthroCare Corporation, Alpha Merger Sub Corporation, Medical Device Alliance Inc., Wells Fargo Bank, N.A. and Frank Bumstead (incorporated herein by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K filed on February 11, 2004).

10.13		Form of Stockholder Waiver Agreement, dated as of October 23, 2003, by each of Vegas Ventures, LLC, Jeffrey Barber and Howard Preissman (incorporated herein by reference to Exhibit 99.3 of the Company's Current Report on Form 8-K filed on October 31, 2003).

10.14		2004/2005 Executive Officer Bonus Plan (incorporated herein by reference to Exhibit 10.46 of the Company's Current Report on Form 8-K/A filed on February 22, 2005).

10.15		2005 Executive Officer Bonus Plan (incorporated herein by reference to Exhibit 10.47 of the Company's Current Report on Form 8-K filed on February 22, 2005).

10.16		Form of Option Agreement under the Amended and Restated 2003 Incentive Plan (incorporated herein by reference to Exhibit 10.48 of the Company's Current Report on Form 8-K filed on February 22, 2005).

10.17		Form of Restricted Stock Bonus Agreement under the Amended and Restated Director Option Plan (incorporated herein by reference to Exhibit 10.49 of the Company's Current Report on Form 8-K filed on February 22, 2005).

10.18		Form of Restricted Stock Bonus Agreement under the Amended and Restated 2003 Incentive Stock Plan (incorporated herein by reference to Exhibit 10.50 of the Company's Current Report on Form 8-K filed on February 22, 2005).

10.19	†	Settlement and License Agreement between the Company, ArthroCare Corporation Cayman Islands, a corporation organized under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company and Smith & Nephew, Inc., dated September 2, 2005 (incorporated herein by reference to Exhibit 10.52 of the Company's Quarterly Report on Form 10-Q filed November 3, 2005).

10.20	†	Supply and Distribution Agreement between the Company, ArthroCare Corporation Cayman Islands, a corporation organized under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company and Smith & Nephew, Inc., dated September 2, 2005 (incorporated herein by reference to Exhibit 10.53 of the Company's Quarterly Report on Form 10-Q filed November 3, 2005).

10.21	*	2006 Executive Officer Bonus Plan (incorporated herein by reference to Exhibit 10.54 of the Company's Current Report on Form 8-K filed on February 24, 2006).

10.22	*	2006 Director Compensation Plan (incorporated herein by reference to Exhibit 10.55 of the Company's Current Report on Form 8-K filed on February 24, 2006).

10.23		Credit Facility between the Company, Bank of America, N.A., Wells Fargo Bank National Association, and certain other lenders dated January 13, 2006 (incorporated herein by reference of the Company's Annual Report on Form 10-K for the year ended December 31, 2005).

10.24		Amended and Restated 2003 Incentive Stock Plan (incorporated herein by reference to Exhibit 10.58 of the Company's Current Report on Form 8-K filed on May 25, 2006).

Exhibit Number		Exhibit Description
10.25		Lease Agreement between Lantana Office Properties I, L.P. and the Company (incorporated herein by reference to Exhibit 10.57 of the Company's Quarterly Report on Form 10-Q filed on June 30, 2006).

10.26		Employment Agreement between the Company and Michael Baker, effective January 1, 2007 (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed on September 6, 2006).

10.27	†	Settlement and License Agreement between the Company, ArthroCare Corporation Cayman Islands and MarcTec, LLC effective January 3, 2007 (incorporated herein by reference of the Company's Annual Report on Form 10-K for the year ended December 31, 2006).

10.28	*	2007 Executive Officer Bonus Plan (incorporated herein by reference to Exhibit 10.61 of the Company's Current Report on Form 8-K filed on March 1, 2007).

10.29	*	Form of "Amended VP Continuity Agreement" between ArthroCare Corporation and its Vice Presidents (incorporated herein by reference to Exhibit 10.61 of the Company's Current Report on Form 8-K filed on April 5, 2007).

10.30	*	Form of "Amended Senior VP Continuity Agreement" between ArthroCare Corporation and its Senior Vice Presidents (incorporated herein by reference to Exhibit 10.62 of the Company's Current Report on Form 8-K filed on April 5, 2007).

10.31		Amendment dated September 20, 2007 to Supply and Distribution Agreement between the Company ArthroCare Corporation Cayman Islands and Smith & Nephew, Inc. (incorporated herein by reference of Exhibit 10.31 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008).

10.32	†	Stock Purchase Agreement, dated as of December 31, 2007, by and between ArthroCare Corporation and DiscoCare, Inc. (incorporated herein by reference of Exhibit 10.65 of the Company's Annual Report on Form 10-K for the year ended December 31, 2007).

10.33		2008 Executive Officer Bonus Plan (incorporated herein by reference to Exhibit 10.66 of the Company's Current Report on Form 8-K filed on February 28, 2008).

10.34		Employment Agreement between ArthroCare Corporation and John T. Raffle effective April 21, 2008 (incorporated herein by reference to Exhibit 10.66 of the Company's Current Report on Form 8-K filed on April 22, 2008).

10.35	†	Pricing and Delivery Amendment dated June 16, 2008 to Supply and Distribution Agreement between the Company, ArthroCare Corporation Cayman Islands and Smith & Nephew, Inc. (incorporated herein by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2008 filed on November 18, 2009).

10.36	†	Amendment dated June 16, 2008 for Development and Supply of S&N Branded Probes and Controllers to Supply and Distribution Agreement between the Company, ArthroCare Corporation Cayman Islands and Smith & Nephew, Inc. (incorporated herein by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2008).

10.37		Letter dated July 29, 2008 from Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of January 13, 2006, as amended by that certain First Amendment dated as of December 18, 2007, by and among ArthroCare Corporation, the banks and other financial institutions party thereto from time to time as Lenders and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C issuer (incorporated herein by reference to Exhibit 10.67 of the Company's Current Report on Form 8-K filed on September 2, 2008).

Exhibit Number		Exhibit Description
10.38		Letter dated September 15, 2008 from Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of January 13, 2006, as amended by that certain First Amendment dated as of December 18, 2007, by and among ArthroCare Corporation, the banks and other financial institutions party thereto from time to time as Lenders and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C issuer. (incorporated herein by reference to Exhibit 10.68 of the Company's Current Report on Form 8-K filed on September 16, 2008).

10.39		Second Amendment and Consent, dated as of November 26, 2008, by and among, ArthroCare Corporation, the Subsidiaries thereof party thereof part thereto, the Lenders party to thereto and Bank of America N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (incorporated herein by reference to Exhibit 1.01 of the Company's Current Report on Form 8-K filed on December 1, 2008).

10.40		Waiver dated January 16, 2009 from Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of January 13, 2006, as amended, by and among ArthroCare Corporation, the Subsidiaries thereof party thereto, the Lenders party to thereto and Bank of America N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (incorporated herein by reference to Exhibit 10.69 of the Company's Current Report on Form 8-K filed on January 20, 2009).

10.41		Resignation Letter of Michael A. Baker dated February 18, 2009 (incorporated herein by reference to Exhibit 99.2 of the Company's Current Report on Form 8-K filed on February 19, 2009).

10.42		Letter dated February 23, 2009, from Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of January 13, 2006, as amended, by and among ArthroCare Corporation, the Subsidiaries thereof party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer (incorporated herein by reference to Exhibit 10.70 of the Company's Current Report on Form 8-K filed on February 26, 2009).

10.43		General Release and Separation Agreement between John Raffle and the Company, dated February 21, 2009 (incorporated herein by reference to Exhibit 10.71 of the Company's Current Report on Form 8-K filed on February 26, 2009).

10.44		General Release and Separation Agreement between Michael Gluk and the Company, dated December 31, 2008 (incorporated herein by reference to Exhibit 10.72 of the Company's Current Report on Form 8-K filed on February 26, 2009).

10.45		Letter dated April 1, 2009, from Bank of America, N.A., as Administrative Agent under the Credit Agreement dated as of January 13, 2006, as amended, by and among ArthroCare Corporation, the Subsidiaries thereof party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer (incorporated herein by reference to Exhibit 10.73 of the Company's Current Report on Form 8-K filed on April 3, 2009).

10.46	*	Employment Agreement between ArthroCare Corporation and David Fitzgerald, effective March 30, 2009 (incorporated herein by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K filed on April 3, 2009).

10.47	*	Employment Agreement between ArthroCare Corporation and Todd Newton, effective April 2, 2009 (incorporated herein by reference to Exhibit 10.75 of the Company's Current Report on Form 8-K filed on April 3, 2009).

10.48	*	Restatement Bonus Plan adopted March 30, 2009 (incorporated herein by reference to Exhibit 10.76 of the Company's Current Report on Form 8-K filed on April 3, 2009).

Exhibit Number		Exhibit Description
10.49	*	Indemnification Agreement dated April 2, 2009 between ArthroCare Corporation and Todd Newton (incorporated herein by reference to Exhibit 10.77 of the Company's Current Report on Form 8-K filed on April 3, 2009).

10.50	†	Securities Purchase Agreement, dated as of August 14, 2009, by and between ArthroCare Corporation and OEP AC Holdings, LLC. (incorporated herein by reference to Exhibit 10.50 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008).

10.51	†	Disclosure Letter to Securities Purchase Agreement, dated as of August 14, 2009, by and between ArthroCare Corporation and OEP AC Holdings, LLC. (incorporated herein by reference to Exhibit 10.51 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008).

10.52		Registration Rights Agreement, dated as of August 14, 2009, by and between ArthroCare Corporation and OEP AC Holdings, LLC. (incorporated herein by reference to Exhibit 10.52 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008).

10.53		Letter Agreement dated September 1, 2009 between ArthroCare Corporation and OEP AC Holdings, LLC with regard to director seats for OEP representatives. (incorporated herein by reference to Exhibit 10.53 to the Company's Annual Report on Form 10-K for the year ended December 31, 2008).

10.54		Third Amendment to Credit Agreement and Forbearance Agreement with respect to Credit Agreement between the Company, Bank of America, N.A., Wells Fargo Bank National Association, and certain other lenders dated January 13, 2006 (incorporated herein by reference to Exhibit 10.54 of the Company's Annual Report on Form10-K for the year ended December 31, 2008).

10.55	*	2009 Executive Officer Bonus Plan dated December 9, 2009 (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed on December 14, 2009).

10.56	*	2010 Executive Officer Bonus Plan dated January 7, 2010 (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed on January 11, 2010).

23.1	**	Consent of PricewaterhouseCoopers LLP.

23.2	**	Consent of Latham & Watkins, LLP (included in exhibit 5.1).

24.1	**	Power of Attorney (included in signature page)

*
Management contract or compensatory plan or arrangement

**
Filed herewith

†
Confidential treatment has been granted as to portions of this exhibit.